                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                               (AMENDMENT NO. 3)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              MAII HOLDINGS, INC.
                         f/k/a MEDICAL ALLIANCE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)


                                   55265B 10 9
                                 (CUSIP Number)


                                DECEMBER 31, 2000
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [ ]  Rule 13d-1(c)
      [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 11 Pages


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CUSIP NO. 58449S 10 5                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mapleleaf Capital, Ltd.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
NUMBER OF                   0
SHARES               ----------------------------------------------------------
BENEFICIALLY         6      SHARED VOTING POWER
OWNED BY                    0
EACH                 ----------------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON                      0
WITH:                ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,499
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 1.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------


                                 Page 2 of 11 Pages

CUSIP NO. 58449S 10 5                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Patrick A. Rivelli

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
NUMBER OF                   5,500
SHARES               ----------------------------------------------------------
BENEFICIALLY         6      SHARED VOTING POWER
OWNED BY                    999,193
EACH                 ----------------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON                      5,500
WITH:                ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            999,193
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,013,192
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     16.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------


                                 Page 3 of 11 Pages

CUSIP NO. 58449S 10 5                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     James Silcock

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
NUMBER OF                   0
SHARES               ----------------------------------------------------------
BENEFICIALLY         6      SHARED VOTING POWER
OWNED BY                    999,193
EACH                 ----------------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON                      0
WITH:                ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            999,193
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,007,692
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     16.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                 Page 4 of 11 Pages

CUSIP NO. 58449S 10 5                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sunwestern Investment Fund III

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
NUMBER OF                   479,612
SHARES               ----------------------------------------------------------
BENEFICIALLY         6      SHARED VOTING POWER
OWNED BY                    0
EACH                 ----------------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON                      479,612
WITH:                ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     479,612
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------



                               Page 5 of 11 Pages

CUSIP NO. 58449S 10 5                 13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sunwestern Cayman 1988 Partners

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
NUMBER OF                   519,581
SHARES               ----------------------------------------------------------
BENEFICIALLY         6      SHARED VOTING POWER
OWNED BY                    0
EACH                 ----------------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON                      519,581
WITH:                ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     519,581
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------


                                 Page 6 of 11 Pages

ITEM 1(a)         NAME OF ISSUER.

                  The name of the Issuer is MAIII Holdings, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 901 Main Street, Suite 6000, Dallas, Texas 75202,
                  c/o Richard F. Dahlson.

ITEM 2(a)         NAME OF PERSON FILING.

                  This statement is being filed on behalf of Patrick A. Rivelli, James Silcock, Sunwestern Cayman 1988 Partners ("Investment Partners"), Sunwestern Investment Fund III ("Investment Fund") and Mapleleaf Capital, Ltd. ("Mapleleaf").

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  The address of the principal business office of Patrick Rivelli, James Silcock, Investment Partners, Investment Fund and Mapleleaf is 12221 Merit Drive, Suite 935, Dallas, Texas 75251.

ITEM 2(c)         CITIZENSHIP.

                  Patrick Rivelli and James Silcock are citizens of the United States. Investment Partners, Investment Fund, and Mapleleaf are Texas limited partnerships.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock of the Issuer (the "Common Stock").

ITEM 2(e)         CUSIP NUMBER.

                  The CUSIP No. for the shares of Common Stock of the Issuer is 55265B 10 9.

ITEM 3            Not Applicable.

ITEM 4            OWNERSHIP.

                  (A)      Mapleleaf Capital, Ltd.

                           (a)   Amount beneficially owned: 8,499

                           (b)   Percent of class: less than 1.0%

                           (c)   Number of shares as to which the person has:

                                 (i)      Sole power to vote or to direct the
                                          vote -0-

                                 (ii)     Shared power to vote or to direct
                                          the vote -0-

                                 (iii)    Sole power to dispose or to direct
                                          the disposition of -0-

                                 (iv)     Shared power to dispose or to
                                          direct the disposition of -0-


                               Page 7 of 11 Pages

                  (B)      Mr. Rivelli

                           (a)   Amount beneficially owned: 1,013,192

                           (b)   Percent of class: 16.6%

                           (c)   Number of shares as to which the person has:

                                 (i)      Sole power to vote or to direct the
                                          vote 5,500

                                 (ii)     Shared power to vote or to direct
                                          the vote 999,193

                                 (iii)    Sole power to dispose or to direct
                                          the disposition of 5,500

                                 (iv)     Shared power to dispose or to
                                          direct the disposition of 999,193

                  (C)      Mr. Silcock

                           (a)   Amount beneficially owned: 1,007,692

                           (b)   Percent of class: 16.5%

                           (c)   Number of shares as to which the person has:

                                 (i)      Sole power to vote or to direct the
                                          vote -0-

                                 (ii)     Shared power to vote or to direct
                                          the vote 999,193

                                 (iii)    Sole power to dispose or to direct
                                          the disposition of -0-

                                 (iv)     Shared power to dispose or to
                                          direct the disposition of 999,193

                  (D)      Sunwestern Investment Fund III

                           (a)   Amount beneficially owned: 479,612

                           (b)   Percent of class: 7.8%

                           (c)   Number of shares as to which the person has:

                                 (i)      Sole power to vote or to direct the
                                          vote 479,612

                                 (ii)     Shared power to vote or to direct
                                          the vote -0-

                                 (iii)    Sole power to dispose or to direct
                                          the disposition of 479,612

                                 (iv)     Shared power to dispose or to
                                          direct the disposition of -0-

                  (E)      Sunwestern Cayman 1988 Partners

                           (a)   Amount beneficially owned: 519,581

                           (b)   Percent of class: 8.5%

                           (c)   Number of shares as to which the person has:

                                 (i)      Sole power to vote or to direct the
                                          vote 519,581

                                 (ii)     Shared power to vote or to direct
                                          the vote -0-

                                 (iii)    Sole power to dispose or to direct
                                          the disposition of 519,581

                                 (iv)     Shared power to dispose or to
                                          direct the disposition of -0-

See also Items 5-9 hereof.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Mapleleaf has ceased to be the beneficial owner of more than five percent of the Common Stock as the result of its transfer of all of its shares of Common Stock to Investment Partners and Investment Fund. Mapleleaf does not have the power to


                               Page 8 of 11 Pages
         direct the vote or the disposition of any shares of Common Stock held by Investment Partners and Investment Fund.

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Certain other persons may have the right to receive a portion of the proceeds from the sale of the shares of Common Stock disclosed herein. None of such persons' interest exceeds five percent of the outstanding Common Stock.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10  CERTIFICATION.

         Not applicable

                               Page 9 of 11 Pages

CUSIP NO. 58449S 10 5                 13G


         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

         Date: February 14, 2001


                                              /s/ Patrick Rivelli
                                              --------------------------------
                                              Patrick Rivelli

                                              /s/ James Silcock
                                              --------------------------------
                                              James Silcock

                                              MAPLELEAF CAPITAL, LTD.


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner

                                              SUNWESTERN CAYMAN 1988 PARTNERS


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner

                                              SUNWESTERN INVESTMENT FUND III


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner


                                Page 10 of 11 Pages

CUSIP NO. 58449S 10 5                 13G



                                    Exhibit A

         Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth hereinbelow.

         Date: February 14, 2001



                                              /s/ Patrick Rivelli
                                              --------------------------------
                                              Patrick Rivelli

                                              /s/ James Silcock
                                              --------------------------------
                                              James Silcock

                                              MAPLELEAF CAPITAL, LTD.


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner

                                              SUNWESTERN CAYMAN 1988 PARTNERS


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner

                                              SUNWESTERN INVESTMENT FUND III


                                              By: /s/ James Silcock
                                              --------------------------------
                                              Name: James Silcock
                                              Its: General Partner


                               Page 11 of 11 Pages